UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2014

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3625 Cumberland Boulevard, Suite 1150, Atlanta, Georgia	30339
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets.

On September 26, 2014: (1) Sandstone Creek, LLC ("Sandstone Purchaser"), a wholly-owned subsidiary of Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), completed the acquisition of a fee simple interest in a 364-unit multifamily community on approximately 28.6 acres in Kansas City, Kansas ("Sandstone") from Sandstone Overland Park, LLC ("Sandstone Seller"); (2) Stoneridge Farms Hunt Club, LLC ("Stoneridge Purchaser"), a wholly-owned subsidiary of PAC-OP, completed the acquisition of a fee simple interest in a 364-unit multifamily community on approximately 30.5 acres in Nashville, Tennessee ("Stoneridge") from Stoneridge Nashville, LLC ("Stoneridge Seller"); (3) PAC Enclave at Vista Ridge, LLC ("Estancia Purchaser"), a wholly-owned subsidiary of PAC-OP, completed the acquisition of a fee simple interest in a 300-unit multifamily community on approximately 15.0 acres in Dallas, Texas ("Estancia") from Estancia Dallas, LLC ("Estancia Seller"); and (4) PAC Vineyards, LLC ("Vineyards Purchaser", and together with Sandstone Purchaser, Stoneridge Purchaser and Estancia Purchaser, each a "Purchaser" and, collectively, the "Purchasers"), a wholly-owned subsidiary of PAC-OP, completed the acquisition of a fee simple interest in a 369-unit multifamily community on approximately 23.3 acres in Houston, Texas ("Vineyards", and together with Sandstone, Stoneridge and Estancia, each an "Acquired Community", and, collectively, the "Acquired Communities") from Vineyards Houston, LLC ("Vineyards Seller", and together with Sandstone Seller, Stoneridge Seller and Estancia Seller, collectively, the "Sellers"). The aggregate purchase price paid by the Purchasers to Sellers was approximately $181.7 million, exclusive of acquisition- and financing-related transaction costs. Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximate 99.2% interest in, PAC-OP.

Outside of the acquisition of the Acquired Communities, there is no relationship between the Company and any of the Sellers. In connection with the acquisition of Acquired Communities, the Company paid an acquisition fee of approximately $1.82 million, or 1.0% of the aggregate purchase price, to Preferred Apartment Advisors, LLC, the Company’s manager.

To fund the purchase price for the Acquired Communities, each Purchaser utilized a separate first mortgage loan, secured only by the Acquired Community being acquired by that Purchaser from KeyBank National Association, in addition to available funds. KeyBank National Association intends to assign the new loans to Freddie Mac within 60 days. The first mortgage loan in connection with the Sandstone acquisition is for approximately $27.9 million and has a maturity date of October 1, 2019, a fixed interest rate of 3.18% per annum and will amortize based on a 30-year amortization. The first mortgage loan in connection with the Stoneridge acquisition is for approximately $32.3 million and has a maturity date of October 1, 2019, a fixed interest rate of 3.18% per annum and will amortize based on a 30-year amortization. The first mortgage loan in connection with the Estancia acquisition is for approximately $24.9 million and has a maturity date of October 1, 2021, a fixed interest rate of 3.68% per annum and is interest-only for the first three years and thereafter amortizes based on a 30-year amortization. The first mortgage loan in connection with the Vineyards acquisition is for approximately $34.8 million and has a maturity date of October 1, 2021, a fixed interest rate of 3.68% per annum and is interest-only for the first three years and thereafter amortizes based on a 30-year amortization.

Item 7.01    Regulation FD Disclosure.

The Company issued a press release on September 29, 2014, a copy of which is furnished as Exhibit 99.1 hereto.

This information, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. This information, including the exhibits, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any of those filings.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Independent Auditors' Report*
Combined Statements of Revenues and Certain Expenses for the year ended December 31, 2013 and the six months ended June 30, 2014 (unaudited)*
Notes to Combined Statements of Revenues and Certain Expenses*

(b)	Pro Forma Financial Information.

Unaudited Pro Forma Consolidated Financial Statements*
Unaudited Pro Forma Consolidated Balance Sheet dated June 30, 2014*
Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2013 and the six months ended June 30, 2014*
Notes to Unaudited Pro Forma Consolidated Financial Statements*

* Previously filed with the Current Report on Form 8-K/A filed by the Registrant with the Securities and Exchange Commission on September 17, 2014

(d)    Exhibits.

23.1	Consent of CohnReznick LLP*
99.1	Press Release dated September 29, 2014

* Previously filed with the Current Report on Form 8-K/A filed by the Registrant with the Securities and Exchange Commission on September 17, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: September 29, 2014	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
General Counsel and Secretary